EXHIBIT 21

SUBSIDIARIES OF CARDIOTECH INTERNATIONAL, INC.

State or Other Jurisdiction of:

Name	Incorporation or Organization

AdvanSource Biomaterials Corporation	Delaware, USA
CardioTech Realty, LLC	Massachusetts, USA